Exhibit 4.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND ARE PROPOSED TO BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D OF RULE 506 UNDER THE ACT. UPON ANY SALE, SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF RULE 144 PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

SUBSCRIPTION AGREEMENT made as of this __ day of _____, 202_ between, Xtra Energy Corp. , a Wyoming corporation with its principal office at 10900 Research Blvd, Ste 160C PMB 1211 Austin TX, 78759, (the “Company”) and the undersigned (the “Subscriber”).

WHEREAS:

The Company desires to issue a maximum of 6,000 Shares comprising of one share of Class A Convertible Preferred Stock (the “Shares”) of the Company at a price of $160.00 USD per Share (the “Offering”) pursuant to Rule 506 of Regulation D of the United States Securities Act of 1933 (the “Act”).

The Class A Preferred Stock carries a conversion ratio of Two Thousand (2,000) Common Shares for every Class A Preferred Share held (2,000 to 1), and may be converted to Common Shares at any time in whole or in part. Additionally, the Class A Preferred Stock carries Super Voting Privileges on a basis of 2,000 votes for every Class A Preferred share held, as well as other rights and privileges, as to Rank and Liquidation.

The Company desires to issue a maximum of 12,000,000 Shares comprising of one share of Common stock (the “Common Shares”) of the Company at a price of $0.08 USD per Share (the “Offering”) pursuant to Rule 506 of Regulation D of the United States Securities Act of 1933 (the “Act”). This is at the option of the Subscriber, and may elect to subscribe for Common Shares as opposed to the Class A Convertible Preferred shares.

The Subscribed Shares have a hold period of Two (2) yeas and are “Restricted Securities” under the Securities Act and may not be transferred without registration or an applicable exemption. The Subscriber agrees not to sell, transfer, or otherwise dispose of the Shares unless such transfer complies with all applicable federal and state securities laws.

The Subscribed Shares also carries anti-dilution rights as outlined in Section 5(d) through Section 5(g).

The Subscriber desires to acquire the number of Shares of the Offering set forth on the signature page hereof (the “Shares”) on the terms and subject to the conditions of this Subscription Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, Subscriber hereby tenders the amount set forth on the signature page of this Agreement for the purchase of the number of Shares set forth on said signature page.

Representations, Warranties, and Agreements of Subscriber. In connection with this subscription, Subscriber hereby makes the following representations, warranties, and agreements and confirms the following understandings, each of which are made or confirmed, as the case may be, with respect to Shares subscribed for herein:

Investment Purpose. Subscriber is acquiring Shares for Subscriber’s own account and for investment purposes only.

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Review and Evaluation of Information Regarding the Company.

Subscriber is familiar with the Company’s financial condition and proposed operations. Without limiting the foregoing, the Subscriber acknowledges that the undersigned has reviewed the Corporate documents regarding the Company, and the terms of this Offering.

In addition to the foregoing, Subscriber acknowledges that Subscriber has conducted, or has been afforded the opportunity to conduct, an investigation of the Company and has been offered the opportunity to ask representatives of the Company questions about the Company’s financial condition and proposed business and that Subscriber has obtained such available information as Subscriber has requested, to the extent Subscriber has deemed necessary, to permit Subscriber to fully evaluate the merits and risks of an investment in the Company. Representatives of the Company have answered all inquiries that Subscriber has put to them concerning the Company and its activities, and the offering and sale of the Shares.

Risks. Subscriber recognizes that the purchase of Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) Subscriber may not be able to liquidate the investment in the event of an emergency; (ii) transferability is limited; and (iii) in the event of a disposition, Subscriber could sustain a complete loss of the entire investment.

Accredited Investor Status. Subscriber represents that Subscriber is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, amended (the “Securities Act”). Specifically, the Subscriber is (check appropriate items):

(i)        A bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the Securities Act);

(ii)       A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

(iii)      An insurance company (as defined in Section 2(13) of the Securities Act);

(iv)      An investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”);

(v)       A Small Business Investment Company licensed by the U.S. Small Business Administration under Sections 301(c) or (d) of the Small Business Investment Act of1958;

(vi)      Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its subdivisions for the benefit to its employees, which plan has total assets in excess of $5,000,000;

(vii)    An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a “Plan Fiduciary”, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser;

(viii)   An employee benefit plan within the meaning of ERISA having total assets in excess of $5,000,000;

(ix)      A self-directed employee benefit plan within the meaning of ERISA, with investment decisions made solely by persons who are accredited investors as defined in Rule 501(a) of Regulation D;

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(x)      A business development company (as defined in Section 2(a)(48) of the Investment Company Act) or a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940);

(xi)      A Corporation, partnership, Massachusetts or similar business trust, or organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (tax exempt organization), not formed for the specific purpose of acquiring the Shares having total assets in excess of $5,000,000;

(xii)     Any executive officer or director of the Company;

(xiii)   An individual having an individual net worth or a joint net worth with spouse at the time of purchase in excess of $1,000,000 (excluding (excluding primary residence, home furnishings, and automobiles);

(xiv)   An individual whose net income was in excess of $200,000 in each of the two most recent years, or whose joint income with spouse was in excess of $300,000 in each of those years, and who reasonably expects his net income to reach such level in the current year;

(xv)     A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Shares whose purchase is directed by a sophisticated person (i.e., person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of any securities); or

(xvi)    Any entity in which all of the entity owners are “accredited investors.”

Subscriber’s Financial Experience. Subscriber is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company or, if he or she has utilized the services of a purchaser representative, together with such representative, are sufficiently experienced in financial and business matter to be capable of evaluating the merits and risks of an investment in the Company.

Suitability of Investment. Subscriber has evaluated the merits and risks of Subscriber’s proposed investment in the Company, including those risks particular to Subscriber’s situation, and has determined that this investment is suitable for Subscriber. Subscriber has adequate financial resources for an investment of this character, and at this time Subscriber can bear a complete loss of Subscriber’s investment. Further, Subscriber will continue to have, after making an investment in the Company, adequate means of providing for Subscriber’s current needs, the needs of those dependent on Subscriber, and possible personal contingencies. Subscriber specifically represents that he or she has a net worth at least five times greater than the investment made herein.

Exempt Offering. Subscriber understands that the sale of Shares is not being registered on the basis that this issuance is exempt from registration under the Securities Act, and the applicable state securities laws, and the rules and regulations promulgated thereunder, and that reliance on such exemptions is predicated, in part, on Subscriber’s representations and warranties contained in this Agreement.

Limitations on Disposition. Subscriber understands that there are substantial restrictions on the transferability of the Shares pursuant to the Securities Act; the Shares will not be, and, except as provided in Section 4 herein, Subscriber has no right to require that the Shares be registered under the Securities Act; and, accordingly, Subscriber may have to hold the Shares for an indefinite period of time until the Shares have been registered by the Company or are subject to an exemption from registration. Subscriber represents that Subscriber can afford to hold the Shares for an indefinite period of time. Subscriber further understands that an opinion of counsel and other documents may be required to transfer the Shares. Subscriber acknowledges that the Shares shall bear the following, or a substantially similar, legend:

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THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND ARE PROPOSED TO BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D OF RULE 506 UNDER THE ACT. UPON ANY SALE, SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF RULE 144 PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

Absence of Official Evaluation. Subscriber understands that no federal or state agency has made any finding or determination as to the fairness of the terms of an investment in the Company, or any recommendation for or endorsement of the Shares offered hereby.

Additional Financing. Subscriber further acknowledges that nothing hereunder shall preclude the Company from seeking and/or procuring additional equity and/or debt financing.

Non-reliance. Subscriber is not relying on the Company or any representation contained herein or in the documents referred to herein with respect to the tax and economic effect of Subscriber’s investment in the Company.

Acceptance. Subscriber acknowledges that the Company shall, in its sole discretion, have the right to accept or reject this subscription, in whole or in part, for any reason or for no reason. If Subscriber’s subscription is accepted by the Company, Subscriber shall, and Subscriber hereby elects to, execute any and all further documents necessary in the opinion of the Company to complete his subscription and become a Shareholder of the Company.

Authority to Enter into Agreement. Subscriber has the full right, power, and authority to execute and deliver this Agreement and perform Subscriber’s obligations hereunder.

Entity as a Subscriber. If Subscriber is a Corporation, partnership, trust, or other entity, (i) Subscriber is authorized and qualified to become a Shareholder of, and is authorized to, make its investment in the Company; (ii) Subscriber has not been formed for the purpose of acquiring an interest in the Company; (iii) Subscriber has not been in existence for less than 90 days prior to the date hereof; and (iv) the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so.

Prohibitions on Cancellation, Termination, Revocation, Transferability, and Assignment. Subscriber hereby acknowledges and agrees that, except as may be specifically provided herein or by applicable law. Pending acceptance of this subscription by the Company, all funds paid hereunder shall be deposited by the Company and immediately available to the Company for the purposes of project development and general working capital. The subscription funds will constitute a non- interest bearing loan of the Subscriber to the Company until such time as this offering is closed and Shares are issued to the Subscriber. Subscriber is not entitled to cancel, terminate, or revoke this Agreement, and this Agreement shall survive Subscriber’s death or disability or any assignment of Shares. Subscriber further agrees that Subscriber may not transfer or assign Subscriber’s rights under this Agreement, and Subscriber understands that, if Subscriber’s subscription is accepted, the transferability of Shares will be restricted.

Obligation. This Agreement constitutes a valid and legally binding obligation of Subscriber and neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a violation of or default under, or conflict with, any judgment, decree, statutes or regulation of any governmental authority applicable to Subscriber, or any contract, commitment, agreement, or restriction of any kind to which Subscriber is a party or by which Subscriber’s assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable laws, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to Subscriber.

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Required Approvals. No approval, authorization, consent, order, or other action of, or filing with, any person, firm or Corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by Subscriber or the purchase of the Shares.

No General Solicitation. Subscriber is not subscribing for Shares because of or following any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than an authorized representative of the Company.

Representations, Warranties and Agreements of the Company. In connection with this subscription, the Company makes the following representations, warranties and agreements and confirms the following understandings:

Company’s Good Standing. The Company is a Corporation organized and validly existing under the laws of the State of Wyoming, and it has all corporate authority and power to conduct its business and to own its properties.

Legal and Other Proceedings. Neither the Company, nor any of its affiliates or its executive officers or directors (in their capacity as executive officers or directors), is a party to any pending or, to the best knowledge of the Company, threatened, or unasserted but considered by it to be probable of assertion, claim, action, suit, investigation, arbitration or proceeding, or is subject to any order, judgment or decree that is reasonably expected by management of the Company to have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), earnings or results of operations of the Company. The Company is not, as of the date hereof, a party to or subject to any enforcement action instituted by, or any agreement or memorandum of understanding with, any federal or state regulatory authority restricting its operations or requiring that actions be taken, and no such regulatory authority has threatened any such action, memorandum or order against the Company and the Company has not received any report of examination from any federal or state regulatory agency which requires that the Company address any problem or take any action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

Authorization; Conflict; Valid and Binding Obligation. This Agreement and the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of the Company. The Company has full right, power and capacity to execute, deliver and perform its obligations under this Agreement. No governmental license, permit or authorization and no registration or filings with any court, governmental authority or regulatory agency is required in connection with the Company’s execution, delivery and/or performance of this Agreement, other than any filings required by applicable federal and state securities laws. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms of this Agreement by the Company will not violate or conflict with any provision of the Articles of Incorporation, as amended or By-laws of the Company, or any agreement, instrument, law or regulation to which the Company is a party or by which the Company may be bound. This Agreement, upon execution and delivery by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms.

Survival of Representations, Warranties, Agreements and Acknowledgments. The representations, warranties, agreements, and acknowledgments of the Company and Subscriber shall survive the offering and purchase of Shares.

Indemnification of the Company. Subscriber agrees to indemnify and hold harmless the Company against and in respect of any and all loss, liability, claim, damage, deficiency, and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses whatsoever (including, but not limited to, attorneys’ fees reasonably incurred in investigating, preparing, or defending against any litigation commenced or threatened or any claim whatsoever through all appeals) arising out of or based upon any false representation or warranty or breach or failure by Subscriber to comply with any covenant or agreement made by it herein or in any other document furnished by it in connection with this subscription.

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Miscellaneous.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

Amendments. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

Notices. Any notice, demand, or other communication that any party hereto may be required, or may elect, to give to anyone interested hereunder shall be deemed given on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; on the date delivered by an overnight courier service; on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested, with postage and other fees prepaid) addressed to such addresses as provided herein.

Enforcement. Should it become necessary for any party to institute legal action to enforce this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses, and costs.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement

Anti-Dilution Provisions. The Shares (the “Subscribed Shares”), so long as they are owned by the Subscriber(s) or their approved successors, collectively (the “Subscribers”) shall hold anti-dilution rights ensuring that the Subscribed Shares retain economic rights collectively. In the event of the sale of shares or transfer to a third party and not an approved successor, only on the portion of shares retained by the Subscriber(s) are entitled to anti-dilutive treatment and will receive the anti-dilutive shares (“Top Up”) on a pro rata basis. The Subscriber or approved successor must demonstrate proof of their Subscribed Shareholdings in order to receive anti-dilutive treatment of the Subscribed Shares. These rights include conversion, distribution, voting, and liquidation rights.

Approved Successors. In the event that a Subscriber wishes to transfer or sell all or a portion of the Subscribed Shares, or in the event of the death of the Subscriber, the Subscribed Shares may be transferred to a Spouse, children of the subscriber, an immediate family member, with the intent of limiting potential tax liability, or in the event of death, to estate of the Subscriber. All of the above in this clause are considered to be “Approved Successors”, friends and business associates are not Approved Successors. The Subscriber or successor must declare in writing to the Company their intent to transfer or sell their Subscribed Shares in order to meet this criteria prior to the transfer or sale of the Subscribed Shares.

Expiration of Anti-Dilution Rights. If any of the Subscribed Shares are sold or transferred to a party other than the Subscriber or an approved successor, the anti-dilution rights associated with such Shares will immediately expire upon transfer or sale of the subscribed shares.

Market Capitalization. With respect to market capitalization and percentage of ownership of the Subscribers, there is currently 221,551,500 issued and outstanding common shares and in the event that the total capital raised is $800,000 this would represent approximately 4.513% of the issued and outstanding common shares on a fully diluted basis. As an example, if a Subscriber invests $80,000 this would give the Subscriber a fully diluted ownership percentage of 0.4513%. If the issued and outstanding shares were to increase this would entitle the Subscribers to receive anti- dilution shares to order to maintain their original percentage, providing the criteria has been met as outlined in Sections 5(d) and 5(e).

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Choice of Law; Venue. This Agreement will be interpreted, construed, and enforced in accordance with the laws of the State of Wyoming, without giving effect to the application of the principles pertaining to conflicts of laws. Any proceeding arising between the parties in any manner pertaining or relating to this Agreement shall, to the extent permitted by law, State of Wyoming.

Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

Severability. The invalidity, illegality, or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality, or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

[SIGNATURES ON THE FOLLOWING PAGE]

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SUBSCRIPTION AGREEMENT SIGNATURE PAGE

FOR INDIVIDUALS

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of The ______ day of _____, 202_.

Total Purchase Price Shares: $_________

(Signature of Subscriber)	(Signature of Spouse or Joint Tenant)

(Print Name of Subscriber)	(Print Name of Spouse or Joint Tenant, If Any)

(Address)	(Address)

(Telephone Number)	(Telephone Number)

(Social Security Number)	(Social Security Number)

(Date)	(Date)

Note: If two purchasers are signing, please check the manner in which the ownership is to be legally held (the indicated manner shall be construed as if written out in full accordance with applicable laws or regulations):

JT TEN:	As joint tenants with right of survivorship and not as tenants in common.

EN COM:	As tenants in common.

ENENT:	As tenants by the entireties.

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SUBSCRIPTION AGREEMENT SIGNATURE PAGE

FOR CORPORATIONS, TRUSTS,

PARTNERSHIPS OR RETIREMENT PLANS

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the ____ day of _____, 202_.

Total Purchase Price Shares: $

______________________________________________

(Signature of Subscriber)

______________________________________________

(Print Name of Subscriber)

______________________________________________

______________________________________________

(Address)

______________________________________________

(Telephone Number)

______________________________________________

(Social Security Number)

______________________________________________

(Date)

______________________________________________

(Federal Employer Identification Number or Other Tax Identification Number)

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APPROVED AND ACCEPTED in accordance with the terms of this Subscription Agreement on this ___ day of _________, 202_.

By: ________________________________

Name:

Title:

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